ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated February 23, 2012

JPMorgan Chase & Co. Trigger Phoenix Autocallable Optimization Securities

Linked to the common stock of Apple Inc. due on or about February 28, 2013
Linked to the Class A common stock of Google Inc. due on or about February 28, 2013
Linked to the common stock of Dell Inc. due on or about February 28, 2013

Investment Description
Trigger Phoenix Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each a "Security" and collectively the "Securities") linked to the performance of the common stock of a specific company (the "Underlying Stock"). If the closing price of one share of the applicable Underlying Stock on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-5-I under "General Terms of Securities — Anti-Dilution Adjustments"), JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Chase will automatically call the Securities early if the closing price of one share of the applicable Underlying Stock on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the applicable Final Price is equal to or greater than the applicable Trigger Price (which is the same price as the applicable Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Securities, in addition to the applicable Contingent Coupon. If the applicable Final Price is less than the applicable Trigger Price, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the applicable Contingent Coupon otherwise due for the applicable quarterly Observation Date if the closing price of the applicable Underlying Stock on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the closing price of one share of the applicable Underlying Stock on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the applicable Underlying Stock does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity, in addition to the applicable Contingent Coupon. If the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	February 27, 2012
	Settlement Date[1]	February 29, 2012
	Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	February 22, 2013
	Maturity Date[2]	February 28, 2013
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Automatic Call Feature" and "Description of Securities — Postponement of a Payment Date" in the accompanying product supplement no. UBS-5-I.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ''KEY RISKS'' BEGINNING ON PAGE 5 AND UNDER ''RISK FACTORS'' BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-5-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
This free writing prospectus relates to three (3) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Underlying Stock. You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of some or all of the Underlying Stocks described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the three (3) Security offerings is linked to the common stock of a different company, and each of the three (3) Security offerings has a different Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier each of which will be determined on the Trade Date. The actual Contingent Coupon Rate for each Security will not be less than the bottom of the applicable range listed below. The performance of each Security offering will not depend on the performance of any other Security offering.

Underlying Stock	Contingent Coupon Rate	Initial Price	Trigger Price*	Coupon Barrier*	CUSIP	ISIN
Common Stock of Apple Inc.	8.10% to 10.60% per annum	$•	75% of the Initial Price	75% of the Initial Price	48126B251	US48126B2512
Class A Common Stock of Google Inc.	8.00% to 10.00% per annum	$•	80% of the Initial Price	80% of the Initial Price	48126B269	US48126B2694
Common Stock of Dell Inc.	8.50% to 11.00% per annum	$•	75% of the Initial Price	75% of the Initial Price	48126B277	US48126B2777

* The Trigger Price and Coupon Barrier for each Underlying Stock may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-5-I dated January 6, 2012 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-5-I, will supersede the terms set forth in product supplement no. UBS-5-I. In particular, please refer to "Additional Terms Specific to the Securities" in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-5-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Common Stock of Apple Inc.		$10		$0.15		$9.85
Securities Linked to the Class A Common Stock of Google Inc.		$10		$0.15		$9.85
Securities Linked to the Common Stock of Dell Inc.		$10		$0.15		$9.85

(1)	The price to the public includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates' expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-5-I.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.15 per $10 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-5-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to three (3) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Underlying Stock. The purchaser of a Security will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. While each Security offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-5-I dated January 6, 2012. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-5-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-5-I dated January 6, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000166/e46653_424b2.htm
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of the Securities offered by this free writing prospectus, notwithstanding anything to the contrary set forth under "General Terms of Securities — Calculation Agent" in the accompanying product supplement no. UBS-5-I, all calculations with respect to the Trigger Price and Coupon Barrier for each Underlying Stock may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the applicable Underlying Stock will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

♦You believe the applicable Underlying Stock will close at or above the applicable Initial Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your potential return is limited to the applicable Contingent Coupons.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would be willing to invest in the Securities if the applicable Contingent Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual Contingent Coupon Rate for each Security will be set on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Underlying Stock.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of 12 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC ("JPMS") is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the price of the applicable Underlying Stock will decline during the term of the Securities and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would not be willing to invest in the Securities if the applicable Contingent Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual Contingent Coupon Rate for each Security will be set on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Underlying Stock.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-5-I for risks related to an investment in the Securities.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Underlying Stock	Common Stock of Apple Inc. Class A Common Stock of Google Inc. Common Stock of Dell Inc.
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	12 months, unless called earlier
Automatic Call Feature	The Securities will be called automatically if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date.
Contingent Coupon

If the closing price of one share of the applicable Underlying Stock is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date and a hypothetical Contingent Coupon for each Security. The actual Contingent Coupons will be based on the applicable Contingent Coupon Rate, which will be determined on the Trade Date. The table below assumes a Contingent Coupon Rate of (i) 9.35% per annum for Securities linked to the common stock of Apple Inc., (ii) 9.00% per annum for Securities linked to the Class A common stock of Google Inc. and (iii) 9.75% per annum for Securities linked to the common stock of Dell Inc. If the actual Contingent Coupon Rates as determined on the Trade Date are less than the assumed Contingent Coupon Rates specified above, the actual Contingent Coupons will be less than the amounts shown below.

Contingent Coupon (per $10 Security)
Observation Dates[2]	Coupon Payment Dates[2]	Apple Inc.	Google Inc.	Dell Inc.
May 29, 2012 August 29, 2012 November 28, 2012 February 22, 2013 (Final Valuation Date)	May 31, 2012 August 31, 2012 November 30, 2012 February 28, 2013 (Maturity Date)	$0.2338 $0.2338 $0.2338 $0.2338	$0.2250 $0.2250 $0.2250 $0.2250	$0.2438 $0.2438 $0.2438 $0.2438
Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon Rate is expected to be between (i) 8.10% and 10.60% per annum for Securities linked to the common stock of Apple Inc., (ii) 8.00% and 10.00% per annum for Securities linked to the Class A common stock of Google Inc. and (iii) 8.50% and 11.00% per annum for Securities linked to the common stock of Dell Inc. The actual Contingent Coupon Rate for each Security will be determined on the Trade Date.
Coupon Payment Dates[2]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Security equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security resulting in a loss on your principal amount proportionate to the negative Stock Return, equal to:

$10 × (1 + Stock Return)

Stock Return	Final Price - Initial Price Initial Price
Initial Price[3]	The closing price of one share of the applicable Underlying Stock on the Trade Date
Final Price[2,3]	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
Trigger Price[3]

For Securities linked to the common stock of Apple Inc., 75% of the Initial Price

For Securities linked to the Class A common stock of Google Inc., 80% of the Initial Price

For Securities linked to the common stock of Dell Inc., 75% of the Initial Price

Coupon Barrier[3]

For Securities linked to the common stock of Apple Inc., 75% of the Initial Price

For Securities linked to the Class A common stock of Google Inc., 80% of the Initial Price

For Securities linked to the common stock of Dell Inc., 75% of the Initial Price

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]	Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock as described under "General Terms of Securities — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-5-I. The Trigger Price and Coupon Barrier for each Underlying Stock may be rounded up to the nearest cent.

Investment Timeline

Trade Date:	The closing price of the applicable Underlying Stock (Initial Price), the applicable Trigger Price and the applicable Coupon Barrier are determined, in each case subject to adjustments, and the applicable Contingent Coupon Rate is set.

Quarterly:

If the closing price of the applicable Underlying Stock is equal to or greater than the applicable Coupon Barrier on any Observation Date, JPMorgan Chase will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Securities will also be called if the closing price of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date.

Maturity Date:

The applicable Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, at maturity JPMorgan Chase will repay the principal amount equal to $10.00 per Security plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the applicable Underlying Stock, equal to a return of:

$10 × (1 + Stock Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

4

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-5-I. In determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons" in the accompanying product supplement no. UBS-5-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the "IRS") or a court may adopt, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to conclude that Contingent Coupons are not subject to U.S. withholding tax, a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your Securities is effectively connected with your conduct of a trade or business in the United States. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-5-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying Stock from its Initial Price to its Final Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Price is less than the Initial Price and could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Underlying Stock.
♦	You Are Not Guaranteed Any Contingent Coupons: We will not necessarily make periodic coupon payments on the Securities. If the closing price of one share of the applicable Underlying Stock on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the applicable Underlying Stock is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Limited Return on the Securities and You Will Not Participate in Any Appreciation of the Applicable Underlying Stock: The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation in the closing price of one share of the applicable Underlying Stock, which may be significant. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you will not participate in any appreciation in the price of the applicable Underlying Stock even though you will be subject to the applicable Underlying Stock's risk of decline. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the applicable Underlying Stock. In addition, if the Securities are not called and the applicable Final Price is below the applicable Trigger Price, you will have a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.

♦	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity: If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the stock price is above the applicable Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will either repay you the full principal amount per Security plus the applicable Contingent Coupon, or if the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Securities to maturity.
♦	The Probability That the Applicable Final Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock: "Volatility" refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of that stock could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more Contingent Coupons or below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, each Contingent Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, a stock's volatility can change significantly over the term of the Securities. The price of the applicable Underlying Stock for your Securities could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.
♦	Credit Risk of JPMorgan Chase & Co.: The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	Reinvestment Risk: If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-5-I for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.
♦	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Applicable Underlying Stock on the Applicable Observation Date: Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing price of one share of the applicable Underlying Stock on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the applicable Underlying Stock on the applicable Observation Date, if that closing price is less than the applicable Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the applicable Underlying Stock was higher on other days during the period before that Observation Date.
♦	Single Stock Risk: The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying Stock issuer.
♦	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity: While the payment on any Coupon Payment Date, Call Settlement Date or at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS's commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS's commission and our hedging costs, including those set forth under "Many Economic and Market Factors Will Influence the Value of the Securities" below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	No Dividend Payments or Voting Rights in the Applicable Underlying Stock: As a holder of the Securities, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying Stock and the Securities.
♦	No Affiliation with the Applicable Underlying Stock Issuer: We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-5-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful: While the Securities are structured to provide for Contingent Coupons if the applicable Underlying Stock does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.
♦	Lack of Liquidity: The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary: Although the calculation agent will adjust the applicable Initial Price, the applicable Trigger Price and the applicable Coupon Barrier for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the Initial Price, the applicable Trigger Price and the applicable Coupon Barrier, the market value of your Securities and the payment on any Coupon Payment Date, upon an automatic call or at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.
♦	Hedging and Trading in the Applicable Underlying Stock: While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment of any Contingent Coupon and our payment to you at maturity if not previously called. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Securities.
♦	Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on Market Price of Underlying Stock: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Stock may adversely affect the market price of the applicable Underlying Stock and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the applicable Underlying Stock on an Observation Date, determining if the Securities are to be automatically called, determining if a Contingent Coupon is payable, calculating the applicable Stock Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, on any Coupon Payment Date, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-5-I.
♦	Many Economic and Market Factors Will Influence the Value of the Securities: In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-5-I.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Contingent Coupon Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Underlying Stock with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Price:	$50.00
Contingent Coupon Rate:	6.00%* per annum (or 1.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$40.00 (which is 80.00% of the hypothetical Initial Price)
Coupon Barrier:	$40.00 (which is 80.00% of the hypothetical Initial Price)
*	The actual Contingent Coupon Rate for each Security will be set on the Trade Date. The actual value of any Contingent Coupon payments you will receive over the term of the Securities, the actual value of the payment upon automatic call or at maturity and the actual Trigger Price and Coupon Barrier applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios, and will be set on the Trade Date.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Underlying Stock. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)

	Total Payment:	$10.15 (1.50% return)

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon for a 1.50% total return on the Securities.

Example 2 — Securities Are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)

	Total Payment:	$10.45 (4.50% return)

Because the Securities are called on the third Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.30 received in respect of prior Observation Dates, we will have paid you a total of $10.45 per Security for a 4.50% total return on the Securities.

Example 3 — Securities Are NOT Called and the Final Price Is at or above the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$38.00 (below Coupon Barrier)	$0.00
Third Observation Date	$36.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$44.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.15 (Payment at Maturity)

	Total Payment:	$10.30 (3.00% return)

At maturity, we will pay you a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.15 received in respect of prior Observation Dates, we will have paid you a total of $10.30 per Security for a 3.00% total return on the Securities.

Example 4 — Securities Are NOT Called and the Final Price Is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$42.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Final Valuation Date	$35.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Stock Return) = $10.00 × (1 + -30%) = $10.00 × 70% = $7.00 (Payment at Maturity)

	Total Payment:	$7.45 (-25.50% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $7.00 per Security. When that amount is added to the Contingent Coupon payments of $0.45 received in respect of prior Observation Dates, we will have paid you $7.45 per Security for a loss on the Securities of 25.50%.

Example 5 — Securities Are NOT Called and the Final Price is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$38.00 (below Coupon Barrier)	$0.00
Second Observation Date	$32.00 (below Coupon Barrier)	$0.00
Third Observation Date	$28.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$25.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Stock Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $5.00 per Security for a loss on the Securities of 50.00%. Because there is no Contingent Coupon paid during the term of the Securities, that represents the total payment on the Securities.

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2007, 2008, 2009, 2010 and 2011. Partial data is provided for the first calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (''Bloomberg'') without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the ''Exchange Act''). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of an Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by each issuer of an Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Apple Inc.

According to its publicly available filings with the SEC, Apple Inc., which we refer to as Apple, designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock of Apple, no par value (Bloomberg ticker: AAPL), is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Apple in the accompanying product supplement no. UBS-5-I. Apple's SEC file number is 000-10030.

Historical Information Regarding the Common Stock of Apple

The following table sets forth the quarterly high and low closing prices for the common stock of Apple, based on daily closing prices on the primary exchange for Apple, as reported by Bloomberg. The closing price of the common stock of Apple on February 22, 2012 was $513.04. The actual Initial Price will be the closing price of one share of the common stock of Apple on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Apple has experienced significant fluctuations. The historical performance of the common stock of Apple should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Apple during the term of the Securities. We cannot give you assurance that the performance of the common stock of Apple will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Apple will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Apple.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$97.13	$83.27	$92.91
4/1/2007	6/30/2007	$125.09	$90.24	$122.04
7/1/2007	9/30/2007	$154.50	$117.05	$153.54
10/1/2007	12/31/2007	$199.83	$153.76	$198.08
1/1/2008	3/31/2008	$194.97	$119.15	$143.50
4/1/2008	6/30/2008	$189.96	$147.14	$167.44
7/1/2008	9/30/2008	$179.69	$105.26	$113.66
10/1/2008	12/31/2008	$111.04	$80.49	$85.35
1/1/2009	3/31/2009	$109.87	$78.20	$105.12
4/1/2009	6/30/2009	$144.67	$108.69	$142.43
7/1/2009	9/30/2009	$186.15	$135.40	$185.37
10/1/2009	12/31/2009	$211.64	$180.76	$210.86
1/1/2010	3/31/2010	$235.83	$192.00	$234.93
4/1/2010	6/30/2010	$274.16	$235.86	$251.53
7/1/2010	9/30/2010	$292.46	$240.16	$283.75
10/1/2010	12/31/2010	$325.47	$278.64	$322.56
1/1/2011	3/31/2011	$363.13	$326.72	$348.45
4/1/2011	6/30/2011	$353.10	$315.32	$335.67
7/1/2011	9/30/2011	$413.45	$343.23	$381.18
10/1/2011	12/31/2011	$422.24	$363.50	$405.00
1/1/2012	2/22/2012*	$514.85	$411.23	$513.04
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through February 22, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the common stock of Apple from January 2, 2002 through February 22, 2012, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Coupon Barrier and Trigger Price, equal to 75% of the closing price on February 22, 2012. The actual Coupon Barrier and Trigger Price will be based on the closing price of the common stock of Apple on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Google Inc.

According to its publicly available filings with the SEC, Google Inc., which we refer to as Google, is a global technology company engaged primarily in providing web search capability and targeted advertising techniques. The Class A common stock of Google, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Google in the accompanying product supplement no. UBS-5-I. Google's SEC file number is 000-50726.

Historical Information Regarding the Class A Common Stock of Google

The following table sets forth the quarterly high and low closing prices for the Class A common stock of Google, based on daily closing prices on the primary exchange for Google, as reported by Bloomberg. The closing price of the Class A common stock of Google on February 22, 2012 was $607.94. The actual Initial Price will be the closing price of one share of the Class A common stock of Google on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the Class A common stock of Google has experienced significant fluctuations. The historical performance of the Class A common stock of Google should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Class A common stock of Google during the term of the Securities. We cannot give you assurance that the performance of the Class A common stock of Google will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Google will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Class A common stock of Google.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$505.00	$438.68	$458.16
4/1/2007	6/30/2007	$530.26	$458.00	$523.38
7/1/2007	9/30/2007	$569.55	$491.52	$567.27
10/1/2007	12/31/2007	$741.79	$579.03	$691.48
1/1/2008	3/31/2008	$685.33	$413.62	$440.47
4/1/2008	6/30/2008	$594.90	$446.84	$526.42
7/1/2008	9/30/2008	$555.15	$381.00	$400.52
10/1/2008	12/31/2008	$411.72	$257.44	$307.65
1/1/2009	3/31/2009	$378.77	$282.75	$348.06
4/1/2009	6/30/2009	$444.32	$354.09	$421.59
7/1/2009	9/30/2009	$499.06	$396.63	$495.85
10/1/2009	12/31/2009	$622.73	$484.58	$619.98
1/1/2010	3/31/2010	$626.75	$526.43	$567.01
4/1/2010	6/30/2010	$595.30	$444.95	$444.95
7/1/2010	9/30/2010	$530.41	$436.07	$525.79
10/1/2010	12/31/2010	$627.16	$522.35	$593.97
1/1/2011	3/31/2011	$639.63	$557.10	$586.21
4/1/2011	6/30/2011	$591.80	$474.88	$506.38
7/1/2011	9/30/2011	$622.46	$490.92	$514.38
10/1/2011	12/31/2011	$645.90	$495.52	$645.90
1/1/2012	2/22/2012*	$668.28	$568.10	$607.94
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through February 22, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the Class A common stock of Google from August 19, 2004 through February 22, 2012, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Coupon Barrier and Trigger Price, equal to 80% of the closing price on February 22, 2012. The actual Coupon Barrier and Trigger Price will be based on the closing price of the Class A common stock of Google on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Dell Inc.

According to its publicly available filings with the SEC, Dell Inc., which we refer to as Dell, is a technology company that offers a range of products and services including personal and commercial computing solutions in addition to other electronics products. The common stock of Dell, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Dell in the accompanying product supplement no. UBS-5-I. Dell's SEC file number is 000-17017.

Historical Information Regarding the Common Stock of Dell

The following table sets forth the quarterly high and low closing prices for the common stock of Dell, based on daily closing prices on the primary exchange for Dell, as reported by Bloomberg. The closing price of the common stock of Dell on February 22, 2012 was $17.15. The actual Initial Price will be the closing price of one share of the common stock of Dell on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Dell has experienced significant fluctuations. The historical performance of the common stock of Dell should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Dell during the term of the Securities. We cannot give you assurance that the performance of the common stock of Dell will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Dell will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Dell.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$27.28	$21.79	$23.21
4/1/2007	6/30/2007	$28.55	$23.02	$28.55
7/1/2007	9/30/2007	$29.34	$25.93	$27.60
10/1/2007	12/31/2007	$30.60	$23.57	$24.51
1/1/2008	3/31/2008	$24.39	$19.07	$19.92
4/1/2008	6/30/2008	$24.45	$18.24	$21.88
7/1/2008	9/30/2008	$25.63	$15.41	$16.48
10/1/2008	12/31/2008	$16.15	$9.30	$10.24
1/1/2009	3/31/2009	$11.27	$7.99	$9.48
4/1/2009	6/30/2009	$13.86	$9.50	$13.73
7/1/2009	9/30/2009	$16.92	$11.97	$15.26
10/1/2009	12/31/2009	$16.07	$12.81	$14.36
1/1/2010	3/31/2010	$15.22	$12.90	$15.01
4/1/2010	6/30/2010	$17.50	$12.06	$12.06
7/1/2010	9/30/2010	$13.74	$11.59	$12.96
10/1/2010	12/31/2010	$14.71	$12.90	$13.55
1/1/2011	3/31/2011	$15.83	$13.15	$14.51
4/1/2011	6/30/2011	$16.75	$14.25	$16.67
7/1/2011	9/30/2011	$17.52	$13.65	$14.15
10/1/2011	12/31/2011	$16.62	$13.91	$14.63
1/1/2012	2/22/2012*	$18.32	$14.99	$17.15
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through February 22, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the common stock of Dell from January 2, 2002 through February 22, 2012, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Coupon Barrier and Trigger Price, equal to 75% of the closing price on February 22, 2012. The actual Coupon Barrier and Trigger Price will be based on the closing price of the common stock of Dell on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-5-I.